INVESTOR CONTACT:
Bryan McKeag
Chief Financial Officer
563-589-1994
bmckeag@htlf.com

MEDIA CONTACT:
Ryan Lund
SVP, Director of Corporate Communications
952-746-0439
rlund@htlf.com

HTLF Announces Chief Financial Officer Transition
Current CFO Bryan McKeag to Retire
Kevin L. Thompson Named New CFO

Denver – December 12, 2023 – HTLF (NASDAQ: HTLF) announced that effective December 31, 2023, Bryan McKeag will retire from the position of Chief Financial Officer (CFO). Mr. McKeag will remain with HTLF through March 31, 2024, to support the transition of the CFO position, at which time he will retire from the company.

Mr. McKeag has been with HTLF for more than 10 years. During that time, the company’s assets quadrupled and he oversaw numerous acquisitions.

“Bryan’s expertise and stewardship have been important to HTLF’s significant growth during his tenure,” said Bruce K. Lee, HTLF President and CEO. “We are grateful to Bryan and his numerous contributions to the company over the past decade and wish him the best in his retirement.”

HTLF also announced that effective January 1, 2024, Kevin L. Thompson will assume the role of Chief Financial Officer. Mr. Thompson, previously served as CFO of PacWest Bancorp until their merger with Banc of California was finalized on November 30, 2023. Prior to that, he served as CFO of First Foundation Inc. and First Foundation Bank from 2020 to 2022, serving as interim President in 2022. Prior to First Foundation, he held the position of CFO at Opus Bank, Midland States Bancorp, and American Express Centurion Bank, as well as various other senior financial roles. Mr. Thompson is a certified public accountant.

“Kevin brings more than 25 years of finance experience and we’re thrilled to have him join HTLF,” said Mr. Lee. “His commitment to discipline and execution will help HTLF continue to drive long-term strategic growth.”

About HTLF
Heartland Financial USA, Inc., is a Denver, Colorado-based bank holding company operating under the brand name HTLF, with assets of $20.1 billion as of September 30, 2023. HTLF's banks serve communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including treasury management, wealth management and investments. Additional information is available at www.htlf.com.

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